Exhibit 99.1

Ultralife Batteries, Inc. Receives $1 Million Order for Primary and Rechargeable Military Batteries

    NEWARK, N.Y.--(BUSINESS WIRE)--Jan. 29, 2004--Ultralife Batteries, Inc. (NASDAQ: ULBI) has received an order valued at over $1 million for its BA-5390 and UBI-2590 military batteries from one of its U.S. battery distributors. Battery deliveries will begin immediately and will be completed by March 2004.
    John Kavazanjian, Ultralife's president and chief executive officer, said, "We are pleased to receive this order from one of our established military battery distributors, which confirms the ongoing need for both our advanced primary and rechargeable military batteries."
    The BA-5390/U is a lithium/manganese dioxide primary (non-rechargeable) battery, and, with 50 percent more energy, is an alternative to the lithium/sulfur dioxide BA-5590/U battery, the most widely used military battery in the U.S. Armed Forces. The BA-5390/U provides soldiers with the latest and best primary battery technology in a cost effective manner. More energy in each battery provides longer mission time with fewer batteries for soldiers to carry, and fewer batteries to ship and dispose of, all of which reduce cost to the Army.
    The UBI-2590 is a lithium-ion rechargeable version of the BA-5390 battery, and provides both increased operating time and lighter weight than the BB-390 Nickel-Metal Hydride battery currently in widespread use. Both batteries can be used to power more than 50 military applications, such as the AN/PRC-119 SINCGARS (Single Channel Ground and Airborne Radio System) and the Javelin Medium Anti-Tank Missile Command Launch Unit.

    About Ultralife Batteries, Inc.

    Ultralife is a leading developer, manufacturer, and marketer of standard and customized lithium primary (non-rechargeable), lithium ion and lithium polymer rechargeable batteries. Ultralife's high-energy batteries use advanced lithium technology and are used in military, industrial and consumer portable electronic products. Through its range of standard products and ability to customize for a wide range of applications, Ultralife is able to provide the next generation of battery solutions. OEM, retail and government customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.
    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing and research facility, is located in Abingdon, U.K. Both facilities are ISO-9001 certified.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Detailed information on Ultralife is available at the Company's web site, www.ultralifebatteries.com.

    Ultralife(R) and Ultralife HiRate(R) are registered trademarks Ultralife Batteries, Inc.

    CONTACT: Company Contact:
             Ultralife Batteries, Inc.
             Peter Comerford, 315-332-7100
             pcomerford@ulbi.com
              or
             Investor Relations Contact:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jks@lhai.com
              or
             Media Contact:
             Lippert/Heilshorn & Associates, Inc.
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com